Exhibit 10.15

LEASE AGREEMENT

In Zapotlanejo, Jalisco, on the fifteenth day of August, two thousand twenty-five, this Lease Agreement is entered into for the property designated as COMMERCIAL PREMISES, for a fixed term, by and between: on the one hand, C. RODOLFO LOMAS MUÑOZ, hereinafter referred to as the LESSOR; and on the other hand, C. ANTONIO AARON REYES PADILLA, as legal representative of the company WEDRESS MEXICO S DE RL DE CV, hereinafter referred to as the LESSEE, with the parties declaring their will to enter into this contract, which is indivisibly subject to the following:

CLAUSES

FIRST. The Lessor hereby delivers to the Lessee, and the Lessee hereby receives, in full agreement and satisfaction, the premises located at NICOLAS BRAVO 180, LOCAL 7, in ZAPOTLANEJO, JALISCO, to be used exclusively as COMMERCIAL PREMISES, and to be occupied exclusively, without sharing its use either in whole or in part. This clause is subject to Articles 1980, 1982, 1987, and other applicable provisions of the Civil Code for the State.

SECOND. The Lessee receives the property in perfect condition and operational order, being fully aware of its actual value, and hereby agrees and binds itself to pay a monthly rent to the Lessor at the Lessor’s address in the amount of $9,000.00 (Nine Thousand Mexican Pesos) plus applicable taxes. This amount shall be paid in advance on THE FIFTEENTH (15th) DAY OF EACH MONTH. Furthermore, the Lessee acknowledges and agrees to pay, in a timely manner and at its own expense, the maintenance fee for the commercial plaza where the commercial premises subject to this Agreement is located, which may be adjusted according to the criteria of the plaza’s management.

THIRD. The Lessee declares that, prior to this date, it has thoroughly inspected the Property subject to this Agreement, including its location, area, and state of preservation. The Lessee confirms that the Property has electrical and sanitary installations in perfect working order and acknowledges that it is receiving the Property in optimal condition. The Lessee hereby agrees to return the Property in the same condition and with the same specifications.

FOURTH. The term of the lease is agreed by both parties to be ONE YEAR, commencing on AUGUST 15, 2025, and concluding on AUGUST 14, 2026. Upon the expiration of this term, the Lessee is obligated to return the property without damages and in the state of preservation, maintenance, and cleanliness in which it is received, with all payments current. In the event that the property subject to this Agreement is not returned on the date and in the conditions agreed upon, the Lessee agrees to pay a penalty for damages and without need for proof, in an amount equivalent to an additional month’s rent, as applicable at the time. This penalty shall be payable until the Lessor has received the property in conformity and in writing, unless a new written contract exists containing the same obligations as this one. This is subject to Articles 1996, 1997, 1998, 2045, 2046, 2047, and other applicable provisions of the Civil Code for the State.

FIFTH. It is hereby established that any repairs necessary to the property’s installations, as well as any fines, violations, municipal fees, or surcharges imposed due to misuse, abuse, or failure to maintain cleanliness, shall be the responsibility of the Lessee.

SIXTH. Under no circumstances may the property subject to this Agreement be subleased, nor may any alterations be made to it, even if they are considered improvements. Any alterations made shall remain for the benefit of the Lessor.

SEVENTH. Under no circumstances shall this Agreement be deemed totally or partially novated, altered, or nullified. It is hereby established that any modification intended to change the obligations herein shall be deemed void. The Lessee may take out an insurance policy covering fire, explosion, and other risks associated with the leasing of the Property, as these risks shall be its responsibility.

EIGHTH. In the event that the Lessee expresses the intention to vacate the Property subject to this Agreement during its term, it may do so by providing sixty (60) days’ written notice to the Lessor. During this notice period, the Lessee must be current on all rent payments and return the Property in good condition. Otherwise, even if the Property is vacated, the Lessee shall remain obligated to continue paying the corresponding rent.

NINTH. On this same date, the LESSOR receives from the LESSEE the amount of $9,000.00 (Nine Thousand Mexican Pesos) as a security deposit.

TENTH. In the event the parties wish to renew this lease, such renewal must be formalized through a new agreement executed at least fifteen (15) days prior to the expiration of this Agreement. Both parties agree that for any renewal of this Agreement commencing in 2026, the rental amount specified herein shall be subject to an increase.

ELEVENTH. For the purposes of the enforcement and interpretation of this Agreement, the parties expressly submit to the jurisdiction of the courts of the First Judicial District in the State, waiving any other jurisdiction that may correspond to them by virtue of their present or future domiciles.

IN WITNESS WHEREOF, the parties have executed this Agreement in original and copy, in the presence of the undersigned witnesses, acknowledging that they have read, understood, and agree to be bound by all of its terms and the applicable legal provisions.

Signatures

THE LESSOR	THE LESSEE

RODOLFO LOMAS MUÑOZ	ANTONIO AARON REYES PADILLA
LEGAL REPRESENTATIVE OF WEDRESS MEXICO
S DE RL DE CV

WITNESS	WITNESS